Exhibit 10.22

PERFORMANCE SHARE UNIT GRANT AGREEMENT

(Special Long Term PSU Award)

June 6, 2011

Tony Aquila

7 Village Circle, Suite 100

Westlake, Texas 76262

Re:	Solera Holdings, Inc. Grant of Performance Share Units

Dear Tony:

Solera Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2008 Omnibus Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has approved the issuance of performance share units, to you as set forth below (each “PSU” and collectively, the “PSUs”). This award of PSUs is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, and, accordingly is a Performance Award subject to Sections 9 and 10 of the Plan.

Each PSU earned under this agreement is equivalent in value to one share of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and will entitle you to receive from the Company, at the times set forth in this Agreement. One share of Common Stock, together with any Dividend Equivalents (as defined below) with respect thereto. Each PSU is subject to the terms and conditions set forth herein and in the Plan. Upon payment to the Company by you of the aggregate par value thereof, which payment shall be made within 10 days of the applicable vesting date, each share of Common Stock issued with respect to each PSU that vests on such vesting date shall be fully paid and nonassessable. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan.

Grant Date:	June 6, 2011

Target Number of PSUs:	54,000

Performance Periods, Vesting Dates and Number of PSUs that may be earned and vested:	The number of PSUs earned and the performance periods, vesting and payment dates thereof shall be determined in accordance with Exhibit A attached hereto, the provisions of which are incorporated into this Agreement as if set forth herein.

Dividend Equivalents:	The PSUs will accumulate Dividend Equivalents. The Dividend Equivalents shall equal the dividends actually paid with respect to Company Common Stock during the period while (and to the extent) the PSUs remain outstanding and unpaid. The Dividend Equivalents shall be deemed to have been reinvested in additional shares of Common Stock based on the Fair Market Value of a share of Common Stock on the dividend payment date. Dividend Equivalents will be credited on such additional shares. For purposes of determining the number of Dividend Equivalents accumulated and to be paid with respect any PSUs that become payable, the PSUs which are payable will be considered to have been outstanding from the Grant Date.

1. Conformity with Plan. The grant of PSUs is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

2. Rights of Participants; Effect of Certain Events. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate your duties as a director, officer, or employee at any time (with or without Cause), nor confer upon you any right to continue as a director, officer, or employee of the Company for any period of time, or to continue your present (or any other) rate of compensation. The effect of a Change in Control or of termination of your employment upon the Award shall be determined as set forth on Exhibit A attached hereto.

3. Compensation Recovery (Clawback). Any amounts received under this Agreement shall be subject to compensation recovery (clawback) to the extent required by applicable law or regulations in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws and the amounts received hereunder based on erroneous data was in excess of what would have been received by you had such noncompliance not occurred.

4. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such

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provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

7. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the first page of this Agreement and to the Company at Solera Holdings, Inc., 7 Village Circle, Suite 100, Westlake, Texas 76262 Attn: Chief Financial Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

10. Entire Agreement. This Agreement, including Exhibit A and Exhibit B hereto, and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to this award of PSUs.

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SIGNATURE PAGE TO PERFORMANCE SHARE UNIT GRANT AGREEMENT

Please execute the extra copy of this Agreement in the space below and return it to the Chief Financial Officer at Solera Holdings, Inc. to confirm your understanding and acceptance of the agreements contained in this Agreement, including Exhibit A hereto.

Very truly yours,

SOLERA HOLDINGS, INC.

By:
Name:	Jason M. Brady
Title:	General Counsel

Enclosure:       1.       Extra copy of this Agreement, including Exhibit A

The undersigned hereby acknowledges having read this Agreement, including Exhibit A hereto and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of June 6, 2011

Tony Aquila

Exhibit A to Performance Share Unit Grant Agreement

References herein to “Agreement” shall mean the Performance Share Unit Grant Agreement, inclusive of this Exhibit A and references to “Grantee” shall mean you.

1. TSR-Based Performance Criteria:

(a) Target and Maximum Number of PSUs: The target number of PSUs subject to this Agreement is 54,000 and the maximum number of PSUs subject to this Agreement is 108,000 (200%% of the target number). One-third of the target number (and accordingly up to one-third of the maximum number) of PSUs shall be eligible for vesting with respect to attainment of the Performance Criteria in each of the three Performance Periods (as such term is defined below) as set forth below, but subject to the True-Up Calculation (as such term is defined below).

(b) Performance Criteria: The Performance Criteria is relative Total Shareholder Return or TSR (as defined below) for each Performance Period.

(c) Certification of Achievement Relative to Performance Criteria: Following the end of each Performance Period, the Company’s Compensation Committee will certify the level of the Performance Criteria achieved by the Company for such Performance Period. The PSUs subject to vesting during a Performance Period will forfeited and cancelled if the Company’s performance during such Performance Period does not meet or exceed the threshold percentile rank of the Performance Measure for such Performance Period. Performance at or above the threshold level will result in PSUs becoming vested as set forth below, and shares and any dividend equivalents underlying such vested PSUs shall be distributed following completion of the certification described above. Such certification and distribution of shares and dividend equivalents shall occur no later than ninety days after the end of the applicable Performance Period.

(d) True-Up Calculation: Notwithstanding the foregoing, following completion of the period commencing on the first day of the calendar quarter in which the Grant Date occurs (the “Initial Reference Date”) and ending on the day prior to the third anniversary of the Initial Reference Date (the “True-Up Performance Period”), the Compensation Committee will determine the number of PSUs that would vest if the target (and corresponding maximum) number of PSUs subject to this Award had been subject only to the True-Up Performance Period (the “True-Up Calculation”). If the number of PSUs that vest pursuant to the True-Up Calculation is greater than the aggregate number PSUs that vested under this Agreement in the three Performance Periods described herein without regard to the True-Up Calculation, then such greater number of PSUs shall vest pursuant to the True-Up Calculation, reduced by the number of PSUs previously vested. Shares and dividend equivalents underlying such vested PSUs shall be distributed following completion of the certification described above.

2. Additional Definitions.

(a) “Comparison Group” means the companies listed on Appendix 1 to this Exhibit A, as may be adjusted as described below.

(b) “Performance Period” means each of the following three periods:

(i)	the one-year period beginning on the Initial Reference Date and ending on the last day of such period,

(ii)	the two-year period beginning on the Initial Reference Date and ending on the last day of such period, and

(iii)	the three-year period beginning on the Initial Reference Date and ending on the last day of such period.

(c) “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return. Except as modified in Section 4(d), for purposes of computing TSR, the stock price at the beginning of the Performance Period will be the average price of a share of common stock over the 20 trading days beginning on the first day of the Performance Period, and the stock price at the end of the Performance Period will be the average price of a share of common stock over the 20 trading days ending on the last day of the Performance Period, adjusted for changes in capital structure; provided, however, that if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations, then the TSR for that company will be negative one hundred percent (-100%).

3. Calculation. For purposes of the Award, the number of PSUs earned will be calculated as follows:

FIRST: For the Company and for each other company in the Comparison Group, determine the TSR for the Performance Period.

SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 40 on the list out of 49 companies (including the Company), its percentile rank would be 81.63%.

THIRD: Plot the percentile rank for the Company determined in the second step into the appropriate band in the left-hand column of the table below and determine the number of PSUs earned as a percent of target, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and the corresponding share funding if the Company’s percentile rank is greater than 50% and less than 90% but not exactly one of the percentile ranks listed in the left-hand column. For example, if the Company’s percentile rank is 70%, then 120% of the target number of PSUs for that Performance Period would be earned.

	Company Percentile Rank (1)	PSUs Earned as a Percent of Target (1)
Maximum	90.0%	200%	}	4.00-to-1
	85.0%	180%		Above
	75.0%	140%		Target

Target*	65.0%	100%

	60.0%	67%	}	6.67-to-1
	55.0%	33%		Below
Threshold	50.0%	0%		Target

*	Payout is capped at 100% if absolute TSR is negative.

(1)	Linear interpolation between points shown.

4. Rules. The following rules apply to the computation of the number of PSUs earned:

(a) Effect of Negative Company TSR: If the Company’s absolute TSR is negative over a Performance Period, the number of PSUs earned shall not exceed 100% of target for that Performance Period. If the Company’s absolute TSR is negative over the True-Up Performance Period, the number of PSUs that would vest pursuant to the True-Up Calculation shall not exceed 100% of the target number of PSUs subject to this Agreement.

(b) No Guaranteed Payout: The minimum number of PSUs which may be earned is zero and the maximum number of PSUs which may be earned is 200% of target. There is no minimum number of PSUs or other consideration that will be paid out, and no PSUs will be earned for a Performance Period if the percentile rank is 50th percentile or lower in that Performance Period.

(c) Averaging Period: For purposes of computing Total Shareholder Return for the Company and each other company in the Comparison Group, the stock price at the beginning and end of the Performance Period will, subject to Section 5 below, be determined as the 20-day average closing price of the stock on each of the 20 consecutive trading days ending on and including the first day or last day of the Performance Period, as the case may be.

(d) Effect of Specified Corporate Change on Comparison Group: Companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the end of a Performance Period will not be included at all in the computation of the number of PSUs earned for that Performance Period. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

(1)	ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

(2)	has gone private; or

(3)	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

(4)	has been acquired by another company (whether by another company in the Comparison Group or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a peer company in making a determination that a Specified Corporate Change has occurred.

5. Effect of Certain Events. The following provisions will apply in the event of the termination of employment or the occurrence of a Change in Control prior to the end of the eighth Performance Period.

(a) Termination of Employment Prior to a Change in Control.

(i) Voluntary Resignation or Termination for Cause: In the event Grantee’s employment with the Company terminates due to Grantee’s voluntary resignation (other than voluntary resignation for Good Reason) or termination by the Company for Cause, this Award shall terminate, all outstanding unvested PSUs will be forfeited and cancelled and no additional amounts shall become payable under this award as of the date of such employment termination.

(ii) Death, Disability, Resignation for Good Reason or Termination without Cause: In the event Grantee’s employment with the Company terminates due to Grantee’s death, disability or resignation for Good Reason or due to termination by the Company without Cause, the period this Award shall terminate, all outstanding unvested PSUs will be forfeited and cancelled and no additional amounts shall become payable under this award as of the date of such employment termination, except as determined by the following calculations which shall be made and certified by the Compensation Committee.

First: There shall be determined the number of PSUs that would vest if the target and related maximum number of PSUs subject to this award had been subject only to the True-Up Performance Period using the period that began on the Initial Reference Date and ended on the date Grantee’s employment terminates as the True-Up Performance Period. This calculation is referred to in this Section 5 as an “Early True-Up Calculation.”

Second: A prorated PSU number shall be determined. The prorated PSU number shall equal the product of (a) the number of PSUs determined in the Early True-Up Calculation by (b) a proration fraction (which shall not be greater than 1), the numerator of which is the number of days in the True-Up Performance Period used in the Early True-Up Calculation and the denominator of which is 1,095.

Third: If the prorated PSU number is greater than the aggregate number of PSUs that vested under this Agreement in the Performance Periods completed prior to the date of Grantee’s employment termination, then such excess number of PSUs (the number by which the prorated PSU number exceeds the number of previously vested PSUs) shall vest. Shares and dividend equivalents underlying such vested PSUs shall be distributed following completion of the certification described above.

(iii) Rules: The determination of whether Grantee’s employment terminated due to disability, resignation with or without Good Reason or termination by the Company with or without Cause under Grantee’s Employment Agreement with the Company shall be determinative of the circumstances under which Grantee’s employment termination occurred for purposes of this Agreement.

(b) Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), the number of PSUs earned shall be calculated and certified by the Compensation Committee, and such PSUs shall vest and e payable as follows.

First: There shall be determined the number of PSUs that would vest if the maximum number of PSUs subject to this award had been subject only to the True-Up Performance Period using the period that began on the Initial Reference Date and ended on the date which is five trading days prior to the date of the Change in Control. The Company TSR for purposes of this calculation shall be determined using the per share value of the common stock as of the date of the Change in Control instead of a 20 trading day average ending on the last day of the True-Up Performance Period. This calculation is referred to in this Section 5 as the “CIC True-Up Calculation.”

Second: If the number of PSUs determined using the CIC True-Up Calculation is greater than the aggregate number PSUs that vested under this Agreement in the Performance Periods completed prior to the date of the Change in Control, then such excess number of PSUs (the number by which the PSUs determined using the CIC True-Up Calculation exceeds the previously vested PSUs) shall be earned.

The shares and dividend equivalents underlying such earned PSUs shall remain unvested and shall continue to vest in accordance with the original Performance Period schedule. If Grantee’s employment is terminated within twenty four (24) months following the Change in Control in circumstances described in Section 5(a)(ii) above (applying the Rules set forth in Section 5(a)(iii) above), all earned but unvested PSUs shall vest and the shares and dividend equivalents underlying such PSUs shall be distributed following such termination.

Appendix 1 to

Exhibit A to

Performance Share Unit Grant Agreement

Comparison Group

Akamai Technologies	Concur Technologies	Jack Henry and Associates	Red Hat
Alliance Data Systems	Corelogic	IAC/InterActiveCorp	Rovi
ANSYS	DST Systems	Informatica	SAIC
AOL	Electronic Arts	Lender Processing Services	SuccessFactors
Ariba	Equinix	MICROS Systems	Synopsys
Autodesk	FactSet Research Systems	Monster Worldwide	Syntel
BMC Software	Fidelity National Info Svcs	Nuance Communications	Teradata
Booz Allen Hamilton	Fiserv	OpenTable	Tibco Software
Broadridge Financial Sols	Fleetcor Technologies	Parametric Technology	Total System Services
Cadence Design Systems	Fortinet	Qlik Technologies	VeriFone Systems
Computer Sciences	Gartner	Quest Software	Verisign
Compuware	Global Payments	Rackspace Hosting	WebMD Health